(a)(100)

VOYA EQUITY TRUST

Amended Establishment and Designation of

Series and Classes of Shares of Beneficial

Interest, Par Value $0.01 Per Share

Effective: May 1, 2023

The undersigned, being a majority of the Trustees of Voya Equity Trust, a Massachusetts business trust (the "Trust"), acting pursuant to the Amended and Restated Declaration of Trust, dated February 25, 2003, as amended (the "Declaration of Trust"), including Article V, Section

5.13and Article VIII, Section 8.3 of the Trust's Declaration of Trust, hereby amend the Establishment and Designation of Series and Classes to abolish Class P shares for Voya Multi- Manager Mid Cap Value Fund, as follows:

A.Paragraph 1 of the Establishment and Designation of Series and Classes with respect to Voya Multi-Manager Mid Cap Value Fund, dated July 15, 2011, as amended May 1, 2014, January 12, 2018, January 28, 2019, and September 30, 2022, is hereby further amended as follows:

1.The Fund shall be designated Voya Multi-Manager Mid Cap Value Fund. The Classes thereof shall be designated as follows:

Voya Multi-Manager Mid Cap Value Fund Class I

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the undersigned have signed this Amended Establishment and Designation of Series and Classes.

Dated: September 29, 2022

/s/ Colleen D. Baldwin

Colleen D. Baldwin, as Trustee

/s/ John V. Boyer

John V. Boyer, as Trustee

/s/ Patricia W. Chadwick

Patricia W. Chadwick, as Trustee

/s/ Martin J. Gavin

Martin J. Gavin, as Trustee

/s/ Joseph E. Obermeyer

Joseph E. Obermeyer, as Trustee

/s/ Sheryl K. Pressler

Sheryl K. Pressler, as Trustee

/s/ Christopher P. Sullivan

Christopher P. Sullivan, as Trustee